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EXHIBIT 11

CAPITOL FIRST CORPORATION

COMPUTATION OF EARNINGS PER SHARE (UNAUDITED)

                                                      THREE MONTHS ENDED                       SIX MONTHS ENDED
                                                MARCH 31, 2004      MARCH 31, 2003      MARCH 31, 2004     MARCH 31, 2003

Shares outstanding beginning of
   Period                                          30,612,054          29,090,050          29,290,050         29,090,050
Adjustment correcting treasury shares:                      0             322,004             322,004            322,004
Shares issued during the period:                      302,273                   0           1,302,273                  0
Total outstanding                                  30,914,327          29,412,054          30,914,327         29,412,054

Weighted average number of shares
     outstanding                                   30,754,721          29,412,054          30,486,277         29,412,054
     Net (loss) income                              (239,238)           (729,876)           (691,318)          (651,941)
     Preferred dividends                             (55,389)              14,385           (109,695)             14,385
     Net (loss) earnings applicable to
          common shares                             (294,627)           (715,491)           (801,013)          (637,556)

(Loss) earnings per share of common
          stock                                 $      (0.01)       $      (0.02)        $     (0.03)        $    (0.02)

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